Exhibit 2.1

PLAN OF CONVERSION

of

CLEARSIGN TECHNOLOGIES CORPORATION

(a Washington corporation)

to

CLEARSIGN TECHNOLOGIES CORPORATION

(a Delaware corporation)

This PLAN OF CONVERSION, dated as of June 14, 2023 (including all of the exhibits attached hereto, this “Plan”), is hereby adopted by CLEARSIGN TECHNOLOGIES CORPORATION, a Washington corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the conversion of the Company from a Washington corporation to a Delaware corporation pursuant to §23B.09.020 et. seq. of the Revised Code of Washington, as amended (the “RCW”) and §265 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

RECITALS

WHEREAS, the Company is a corporation established and existing under the laws of the State of Washington;

WHEREAS, the conversion of a Washington corporation into a Delaware corporation is permitted under §23B.09.020 et. seq. of the RCW and §265 of the DGCL;

WHEREAS, the Company’s board of directors have determined that it is advisable, fair and in the best interest of the Company and its shareholders to enter into this Plan and pursuant thereto, convert the Company from a Washington corporation to a Delaware corporation, in accordance with §23B.09.020 et. seq. of the RCW and §265 of the DGCL and have recommended to the shareholders that they approve this Plan;

WHEREAS, the requisite amount of the Company’s shareholders have accepted the recommendation of the Company’s board of directors and have determined that it is advisable and in the best interests of the Company to enter into this Plan and pursuant thereto, convert the Company from a Washington corporation to a Delaware corporation, in accordance with §23B.09.020 et. seq. of the RCW and §265 of the DGCL

WHEREAS, the form, terms, conditions and provisions of this Plan have been duly authorized, approved and adopted by the Company’s board of directors and the requisite amount of the Company’s shareholders, in accordance with §23B.09.020 et. seq. of the RCW and §265 of the DGCL.

NOW, THEREFORE, the Company hereby adopts this Plan as follows:

1.	Conversion; Effect of Conversion.

(a)            At the Effective Time (as defined in Section 3 below), the Company shall be converted from a Washington corporation to a Delaware corporation pursuant to §23B.09.010 et. seq. of the RCW and §265 of the DGCL (the “Conversion”) and the Company, as converted to a Delaware corporation (the “Converted Company”), shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Converted Company shall be deemed to have commenced on the date the Company commenced its existence in the State of Washington (January 23, 2008). The Company shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed a dissolution of the Company. The Conversion otherwise shall have the effects specified in the RCW and DGCL.

(b)           At the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, the Converted Company shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Converted Company and shall be the property of the Converted Company and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the Converted Company at the Effective Time, and may be enforced against the Converted Company to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Converted Company in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Company at the Effective Time for any purpose of the laws of the State of Delaware.

(c)            The Conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

(d)           At the Effective Time, the name of the Converted Company shall be:

ClearSign Technologies Corporation

(e)            The Company intends for the Conversion to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and for this Plan to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

2.              Filings. As promptly as practicable following the date hereof, the Company shall cause the following to occur in order to effect the Conversion:

(a)            execute and file (or cause to be executed and filed) a Certificate of Conversion pursuant to §103 and §265 of the DGCL in the form attached hereto as Exhibit A (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware; and

(b)           execute and file (or cause to be executed and filed) a Certificate of Incorporation of ClearSign Technologies Corporation, that complies with the DGCL, in the form attached hereto as Exhibit B (the “Delaware Certificate of Incorporation”) with the Secretary of State of the State of Delaware; and

(c)            execute and file (or cause to be executed and filed) a Cover Sheet for Conversion of Business Entity attaching the required documents that complies with the RCW, in a form reasonably acceptable to any officer of the Company (the “WA Conversion Documents”) with the Secretary of State of the State of Washington.

3.              Effective Time. The Conversion shall become effective upon the filing and effectiveness of the (a) Delaware Certificate of Conversion and (b) Delaware Certificate of Incorporation with the Secretary of State of the State of Delaware (the time of the effectiveness of the Conversion, the “Effective Time”). As promptly as practicable thereafter, the Company shall cause the filing of the WA Conversion Documents with the Secretary of State of the State of Washington.

4.              Effect of Conversion on Common Stock. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each share of the issued common stock, par value $0.0001 per share, of the Company (the “Company’s Common Stock”) shall convert at a ratio of 1 to 1 (the “Common Conversion Ratio”) into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Converted Company (the “Converted Company’s Common Stock”).

5.              Effect of Conversion on Preferred Stock. There are no shares of preferred stock issued and outstanding.

6.              Effect of Conversion on Stock Certificates. Upon the terms and subject to the conditions of this Plan, at the Effective Time, all of the outstanding certificates that immediately prior to the Effective Time represented shares of the Company’s Common Stock immediately prior to the Effective Time shall be automatically cancelled, without any action on the part of the holder of the Company, and a replacement certificate representing the same number of shares of the Converted Company’s Common Stock, shall be issued in its place, such certificate shall display the Converted Company’s name, corporate seal and state of incorporation.

7.              Further Assurances. If, at any time after the Effective Time, the Converted Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or (b) to otherwise carry out the purposes of this Plan, the Converted Company, its officers and directors and the designees of its officers and directors, are hereby authorized to solicit in the name of the Converted Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Converted Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converted Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Plan.

8.              Effect of Conversion on Directors and Officers. The officers and directors of the Company immediately prior to the Effective Time shall be the same officers and directors of the Converted Company immediately after the Effective Time.

9.              Delaware Bylaws. To the fullest extent permitted by law, at the Effective Time, the bylaws of the Converted Company shall be substantially in the form attached hereto as Exhibit C (the “Delaware Bylaws”), and the Converted Company’s board of directors shall approve and ratify the Delaware Bylaws as promptly as practicable following the Effective Time.

10.           Amendment. Subject to applicable law, this Plan may be amended, supplemented or modified at any time by the Company or the Converted Company.

11.           Termination. At any time prior to the Effective Time, this Plan may be terminated and the transactions contemplated hereby may be abandoned by action of the board of directors of the Company if, in the opinion of the board of directors of the Company, such action would be in the best interests of the Company and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect.

12.           Facsimile Signatures. This Plan may be executed by facsimile or electronic signature.

13.           Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

14.           Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan; provided that the provisions of Section 1 are material to the Plan and are not severable if found to be prohibited by or invalid under applicable law.

15.           Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of law provisions thereof, except with respect to provisions of this Plan relating to the internal laws of the State of Washington and the process of converting from a Washington corporation to a foreign corporation thereunder, which shall be construed in accordance with and governed by the laws of the State of Washington.

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IN WITNESS WHEREOF, the Company has caused this Plan of Conversion to be duly executed by Colin James Deller, its duly authorized executive officer, to be effective as of the date first above written.

CLEARSIGN TECHNOLOGIES CORPORATION
a Washington corporation

By:	/s/ Colin James Deller
Name:	Colin James Deller
Title:	Chief Executive Officer

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